Filed Pursuant to
Rule 424(b)(3)
Registration No. 333-179981

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Shares Registered	Offering Price Per Share	Aggregate Offering Price	Amount of Registration Fee (1)(2)
Common Units representing limited partnership interests	5,750,000 (3)	$36.86	$211,945,000	$27,298.51

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)	This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the final prospectus supplement previously filed with the Securities and Exchange Commission on October 18, 2013 under Rule 424(b)(5) (File No. 333-179981) of the Securities Act. A filing fee of $23,737.84 has already been paid with respect to $184,300,000 of the maximum aggregate offering price of 5,000,000 of the offered common units. Accordingly, a filing fee of $3,560.67 is being paid at this time with respect to $27,645,000 of the maximum aggregate offering price of the 750,000 common units that may be purchased by the underwriters pursuant to their option to purchase additional common units to cover over-allotments.
(3)	Includes 750,000 common units that were purchased by the underwriters pursuant to their option to purchase additional common units to cover their over-allotments.

Explanatory Note

EV Energy Partners, L.P. (the “Partnership”) registered the offer and sale of 5,750,000 common units representing limited partner interests in the Partnership (including 750,000 common units to cover over-allotments) at a price of $36.86 per unit under a prospectus supplement dated October 18, 2013 which was filed with the Securities and Exchange Commission on October 18, 2013 (the “Prospectus Supplement”) under Rule 424(b)(5) of the Securities Act of 1933, as amended. The calculation of the Aggregate Offering Price in the Prospectus Supplement omitted the 750,000 common units to cover over-allotments and the amount of the related registration fee. This filing is being made to pay the registration fee of $3,560.67 relating to the additional 750,000 common units not previously reflected in the “Calculation of Registration Fee” table. No changes have been made to the Prospectus Supplement or the accompanying base prospectus.